NEWS RELEASE

                                            For Immediate Release


              VIVID TECHNOLOGIES ADOPTS SHAREHOLDER
                      PURCHASE RIGHTS PLAN

WOBURN, Mass. (October 15, 1998) - Vivid Technologies Inc. (Nasdaq: VVID) today announced that its Board of Directors has adopted a shareholder purchase rights plan and has declared a distribution of one Right for each outstanding share of the Corporation's Common Stock to shareholders of record at the close of business on October 27, 1998. Initially, the Rights will trade automatically with the Common Stock and separate Right Certificates will not be issued.

The Rights Plan is designed to deter coercive or unfair takeover tactics and to ensure that all Vivid shareholders receive fair and equal treatment in the event of an unsolicited attempt to acquire the Corporation. The Rights Plan was not adopted in response to any effort to acquire Vivid, and the Board is not aware of any such effort. The Rights will expire on October 13, 2008 unless earlier redeemed or exchanged.

Each Right entitles the registered holder, subject to the terms of a Rights Agreement, to purchase from the Corporation one one-thousandth of a share of the Corporation's Series A Junior Participating Preferred Stock at a purchase price of $60.00 per one one-thousandth of a share, subject to adjustment. The Rights will not be exercisable until a subsequent distribution date which will only occur if a person or group acquires beneficial ownership of 15% or more of the Corporation's Common Stock or announces a tender or exchange offer that would result in such person or group owning 15% or more of the Common Stock.

Subject to certain limited exceptions, if a person or group acquires beneficial ownership of 15% or more of the Corporation's outstanding Common Stock, each holder of a Right (other than the 15% holder whose Rights become void once such holder reaches the 15% threshold) will thereafter have a right to purchase, upon payment of the purchase price of the Right, that number of shares of the Corporation's Common Stock which at the time of such transaction will have a market value equal to two times the purchase price of the Right.

In the event that, at any time after a person or group acquires 15% or more of the Corporation's Common Stock, the Corporation is acquired in a merger or other business combination transaction of 50% or more of its consolidated assets or earning power are sold, each holder of a Right will thereafter have the right to purchase, upon payment of the purchase price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the purchase price of the Right.

                            - more -

Adoption of Shareholder Rights Plan - Page 2



The Board of Directors of the Corporation may exchange the Rights
(other than Rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Common Stock per Right (subject to adjustment).

At any time prior to the time any person or group acquires 15% or more of the Corporation's Common Stock, the Board of Directors of the Corporation may redeem the Rights in whole, but not in part, at a price of $0.001 per Right.

Vivid Technologies Inc. is the leading developer, manufacturer and marketer of automated explosives detection systems that detect plastic and other explosives in airline baggage, hand baggage and parcels. Vivid's systems, which were first deployed at European airports in 1993, have demonstrated reliable, effective detection, low cost of ownership and the ability to withstand the rigors of daily airport operations.

Vivid's systems have been selected for use in 19 countries including at 36 airports such as London's Heathrow and Gatwick Airports, Brussels in Belgium, Paris' Charles de Gaulle and Orly Airports, Zurich, Amsterdam Schiphol, Kuala Lumpur International Airport in Malaysia, Hong Kong International Airport at Chek Lap Kok and Terminal One at JFK International Airport.

For further information contact Bill Frain, chief financial officer, or Dean Ridlon, investor relations manager, at 781-938-
7800 or send requests to dridlon@vividusa.com.


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